Exhibit 10.2

SETTLEMENT AGREEMENT

[Note – Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. The redacted information is indicated with brackets.]

A.
Definitions.

Common Stock means the common stock, par value $0.0001 per share, of Exactus, Inc.

Consulting Agreement means that certain Consulting Agreement dated as of by and between EDI and KDI.

DDI means Digital Diagnostics, Inc., an Australian corporation.

Default shall have the meaning ascribed to such term in Section E hereof.

Effective Date means the date of execution of this Agreement by the Company, EBI, KD, KDI, and DDI.

Exactus or the Company means Exactus, Inc. a Nevada corporation including its subsidiaries, predecessors, successors and assigns (for the absence of doubt, including Exactus Biosolutions, Inc. and Exactus Diagnostics, Inc.).

KD means Dr. Krassen Dimitrov.

KDI means KD Innovation, Ltd. a limited liability company organized under the laws of Taiwan,

License Agreement means that certain Collaboration and License Agreement dated as of January 19, 2016 by and between DDI and EBI, as amended or supplemented from time to time.

Option Agreement shall have the meaning ascribed to such term in Section F hereof.

Permitted Transfers shall have the meaning ascribed to such term set forth on Exhibit B annexed hereto.

Retained Shares means [ ].

Released Company Parties are Exactus, its past or present officers, directors, and employees, consultants, subsidiaries, insurers, co-insurers or reinsurers, attorneys, advisors, trustees, executors, heirs, spouses, marital communities, executors, estates, affiliates, subsidiaries and successors-in-interest.

Released KD Parties are KD, KDI, DDI, its past or present officers, directors, and employees, consultants, subsidiaries, insurers, co-insurers, or reinsurers, attorneys, advisors, trustees, executors, heirs, spouses, marital communities, executors, estates, affiliates, subsidiaries, and successors-in-interest.

Settling Parties are Company, KD, KDI and DDI.

Settlement Shares shall have the meaning ascribed to such term in Section C.1 hereof.

B.
The Agreement Is Binding

Upon execution of this Binding Agreement by the Settling Parties, the provisions of this agreement shall be a binding and enforceable contract, settlement and release enforceable against the Settling Parties.

The Settling Parties will prepare all additional necessary or appropriate settlement documents to effectuate the intent and purposes of this Agreement. Exactus is hereby authorized and empowered to take all action necessary or appropriate to effectuate the Settlement Terms set forth herein, including, without limitation, a power of attorney and to execute a stock power to provide instructions to the transfer agent for Common Stock to transfer the Settlement Shares (as defined below) as provided herein and to effectuate the Option Agreement (as defined below).

C.
Settlement Terms

1.
Company shall issue and KD shall receive [ ] on the Effective Date (the "Settlement Shares") and KD shall enter into an Option Agreement substantially in the form of Exhibit A annexed hereto. Within three business days of the Effective Date, Company shall transmit to KD a letter from the Company's Transfer Agent documenting the issuance of the Settlement Shares. Provided the option rights granted in the Option Agreement have not been exercised, upon the request of KD, Company shall assist KD to effectuate deposit of the Settlement Shares to a single brokerage of KD's choice. Company shall provide authorization to the Company's transfer agent and at Company's cost a legal opinion required for such deposit, provided KD shall provide such authorizations and instructions required of KD by the transfer agent (Including a currently dated medallion guaranteed stock power, representation letter in customary form and transfer agent instructions, and board resolutions of KD necessary to issue a Rule 144 opinion and transfer shares), and each will provide any other formalities necessary for deposit into street name in the brokerage account as reasonably requested by the transfer agent.
2.
KD, KDI and DDI agree to the covenants set forth in Exhibit B.
3.
The License Agreement, Consulting Agreement and any and all other contracts, agreements, understandings or arrangements by and between the parties concerning the subject matter hereof are terminated and of no further force or effect.
4.
Any and all letters, instructions, authorizations, claims, or assertions, purported on behalf of KD, KDI or DDI are hereby withdrawn and of no force or effect. KD, KDI and DDI acknowledge and agree that no amounts are due and owing to any of them, and approves cancellation and removal from the financial statements of the Company all amounts, contingent or otherwise, that may become due or owing to any of KD, KDI of DDI, including, without limitation, any Consulting Fees, License Fees, interest, penalties, legal fees, expense reimbursements, options, warrants or rights, which are hereupon cancelled, discharged and waived In all respects.
5.
[ ] shall be “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the "Act") acquired for investment purposes only and without the intent to make a further distribution of such shares, issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(a)(2) of the Act and the rules and regulations promulgated thereunder. Certificates representing the shares of the Company shall bear a restrictive legend in substantially the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company, and are subject to the By-laws of the Company which contain certain restrictions on transfer and are available upon request to the Secretary of the Company.

The shares represented by this certificate are subject to an Option Agreement a copy of which will be provided upon request.

6.
The Settling Parties shall not be liable for any other amounts or obligations other than upon the occurrence of Default hereunder.

D.
Releases.

Released KDI Parties release and discharge the Released Company Parties from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date of this binding agreement, and waive all claims against or in any way connected with the Released Company Parties or their officers or directors, including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, all subject to this Agreement.

Released Company Parties release and discharge the Released KDI Parties from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date of this binding agreement, and waive all claims against or in any way connected with the Released KDI Parties or their officers and directors, including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees.

The Settling Parties will prepare all necessary settlement documents to confirm the settlement and the dismissal, with prejudice of that certain arbitration commenced before the American Arbitration Association, Case No 01-19-0002-8473-2-BM (the “Dismissed Arbitration”). The releases herein shall include all claims raised in the Dismissed Arbitration or that could have been raised in the Dismissed Arbitration or brough in any other venue or forum under the License Agreement or the Consulting agreement.

E.
Default.

In the event that within three business days of the Effective Date the Company fails to provide proof of issuance of Settlement Shares to KD or in the event that within fourteen (14) days following the six (6) month anniversary of the Effective Date, the Company fails to remove the restrictive legend required under Section C.5 hereof, provided KD has provided the transfer agent with all required documents from KD, and remit to the account designated by KD the Settlement Shares, unless the Option Agreement has been exercised and the Optionee has tendered to KD immediately available funds for the option exercise as set forth in the Option Agreement, the Company will be in default. Pursuant to any default KD may then email a notice of default to counsel for the Company at rcarmel@cmfllp.com, demanding cure of default, which shall be cured if the Option is immediately exercised and the payment is received by KD within ten (10) days of the notice email to an account designated in writing by KD. If payment is not received within ten (10) days of the demand to cure the default The Company hereby irrevocably authorizes the Prothonotary or any attorney admitted to practice before any court of record in the United States or the clerk of such court to appear on behalf of Company in any court in one or more proceedings, or before any clerk thereof or prothonotary or other court official, and to confess judgment against Company in favor of Krassen Dimitrov in the amount of [ ], together with any other charges, costs and expenses for which Borrower is liable under this Agreement, and together with fees of counsel in the reasonable amount of five percent (5%) of all of the foregoing and costs of suit, releasing all errors and waiving all rights of appeal.

 KD shall file an Affidavit in any such proceeding, which shall state substantially the following:

“KD hereby certifies and affirms under penalty of perjury that pursuant to that certain Settlement Agreement dated as of ____ and Option Agreement dated as of _____ Exactus, Inc. is in default of such agreements’ requirement to cause to be deposited shares of Common Stock into a brokerage account and the Option as defined therein has not been exercised. KD has satisfied each and every obligation (including, if applicable to provide documentation requested by the transfer agent in order to issue a Rule 144 opinion) and provide written wiring instructions to Exactus, Inc. and any Option holder. Accordingly, Exactus Inc., is required to pay the amount of _____ to KD Notice of Default has been delivered to Exactus, Inc. and its counsel at least 14 days prior to this request for an order in accordance with the Settlement Agreement a true and correct copy of which is affixed hereto.”

If a copy of this Agreement, verified by affidavit, shall have been filed in such proceeding, it shall not be necessary to file the original as a warrant of attorney. Company hereby waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect. No single exercise of this warrant and power to confess judgment shall be deemed to exhaust this power, whether or not any such exercise shall be held by any court to be invalid, voidable or void. Interest shall continue to accrue after entry of judgment hereunder, by confession, default, or otherwise, at a rate equal to twelve (12%) percent per annum from the Effective Dated through and including the date of payment.

F.
Miscellaneous Terms

The Company shall issue a press release and KD shall not object to a press release language that is substantially as follows: “The parties have reached agreement as to a resolution of all issues and are pleased to announce the settlement of their disputes. Dr. Krassen is pleased that their disputes have been fully resolved and looks forward to the continued success of Exactus.”

Commencing at the Effective Date the KDI agrees that other than Permitted Transfers, none of KDI Released Parties shall sell Common Stock other than as set forth on Exhibit B annexed hereto. Any attempted transfer or disposition of Common Stock in violation or breach of this Agreement shall be null and void and of no effect.

The Settling Parties shall enter into an Irrevocable Option Agreement (the “Option Agreement”), effective as of the date hereof, in such form and subject to such terms and conditions as the Settling Parties shall agree, which shall be a condition to the effectiveness of this Agreement.

This binding agreement and settlement shall be treated as jointly drafted and will not be construed against any Settling Party as the drafter.

Nothing in this binding agreement shall be construed as an admission of liability, or the absence of liability, by any Settling Party.

From the Effective Date, the Settling Parties agree to keep the terms of the agreement confidential other than as required to effectuate the intent and purposes of this agreement, other than as required to perform the Settlement Agreement, the Option or the transfer of Settlement Shares into a brokerage account, in connection with the preparation of any audit, tax return or financial statements, any and all SEC reporting, and in connection with any investor or regulatory inquiry, due diligence investigation, or investment, loan, contract or credit application or similar business purpose.

From the Effective Date each Settling Party shall not disparage any of the other Settling Parties.

KD agrees that he shall refrain from any future posts on any stock or company message boards except as set forth announcing resolution of the Settling Parties dispute, and shall withdraw from the position of moderator on the Company’s “iHub” message board.

This agreement will be interpreted and governed by the internal laws of the State of Florida without regard to conflicts of law rules. The exclusive forum for the adjudication of any disputes arising under this binding agreement or any of the Settling Parties shall be the United States District Court for the Southern District of Florida or, in the event that the United States District Court for the Southern District of Florida lacks subject-matter jurisdiction, the Circuit Court of the State of Florida sitting in Broward County, Florida Each Settling Party accepts and consents to personal jurisdiction and waives any objection to venue in the identified courts.

This Settlement Agreement is intended to be a binding agreement that sets forth all material terms and obligations of the parties hereto, and the parties hereto shall use their best efforts to consummate the settlement contemplated herein.

This Agreement may be executed in any number of counterparts (including facsimile or PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of the Agreement. Each party recognizes and acknowledges that counsel to the Company has represented other shareholders of the Company and may, in the future, represent others in connection with various legal matters and each party waives any conflicts of interest and other allegations that it has not been represented by its own counsel.

[signature page follows]

IN WITNESS WHEREOF, this binding agreement is duly executed as of the dates below.

Exactus, Inc. By: Larry Wert Title: Executive Chairman Date:	Dr. Krassen Dimitrov ______________________ Date: KD Innovation, Ltd. By: Title: Date: Digital Diagnostics, Inc. By: Title: Date:

EXHBIT A
OPTION AGREEMENT

EXHIBIT B

Confidentiality. The Settling Parties agree that the contents of the discussions between the parties hereto, are confidential, and, except as required by law or administrative or judicial process or as may be required for any party to enforce its rights hereunder, shall not be disclosed by the Settling Parties to anyone other than its respective officers, directors, employees or representatives that have a need to know and are made aware of the confidential nature of such communication prior to such disclosure. KD, KDI and DDI acknowledge that the Company has certain public disclosure obligations, including, but not limited to, under the Securities Act of 1934, as amended, and that such parties may be required to disclose the existence, terms and content of this agreement, as well as the transactions contemplated hereby and thereby, among other matters.

From and after the Effective Date until the second (2nd) anniversary of the Effective Date, the Released KD Parties shall not interfere with any relationship, contractual or otherwise, between the Company and any supplier, distributor, co-venturer or joint-venturer of the Company to discontinue or reduce its business with the Company.

Permitted Transfers. From and after the Effective Date through and including the six (6) months anniversary thereof, the Released KD Parties shall not sell Common Stock other than: (i) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that prior to such transfer a duly authorized officer, representative or trustee of such transferee agrees in advance in writing to be bound by and the Shares are subject to, the provisions of this Agreement; (ii) to any of the equity owners of the undersigned or the equity owners of such parties, provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Agreement; (iii) in a private transaction effected outside of the facilities of the principal trading market for the Common Stock provided that such transferee agrees in advance in writing to be bound by and the Common Stock is subject to, the provisions of this Agreement; (iv) to any bidder(s) in an offer to purchase a majority of the outstanding equity securities of the Company made in a tender offer or similar offer made to holders of Common Stock generally; or (v) pursuant to the Option Agreement. On after the six (6) months anniversary of the Effective Date, the Released KD Parties shall not have any restriction on the offer and sale of Common Stock in open market transactions.